Exhibit 3.2

BARBARA K. CEGAVSKE Secretary of State KIMBERLEY PERONDI Deputy Secretary for Commercial Recordings	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street

Carson City, NV 89701
Telephone (775) 684-5708

Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400 North Las Vegas, NV 89030

Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

07/30/2021
Work Order Item Number:	W2021073000924-1487693
Filing Number:	20211646489
Filing Type:	Amended and Restated Articles
Filing Date/Time:	7/29/2021 1:32:00 PM
Filing Page(s):	6

Indexed Entity Information: Entity ID: E15365242021-1	Entity Name: La Rosa Holdings Corp.
Entity Status: Active	Expiration Date: None

Commercial Registered Agent

VCORP SERVICES, LLC

701 S. CARSON STREET, SUITE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,
/s/ BARBARA K. CEGAVSKE
BARBARA K. CEGAVSKE
Secretary of State

Commercial Recording Division

202 N. Carson Street

Filed in the Office of	Business Number E15365242021-1
Barbara K. Cegavske	Filing Number 20211646489
Secretary of State State Of Nevada	Filed On 7/29/2021 1:32:00 PM
	Number of Pages 6

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: La Rosa Holdings Corp. Entity or Nevada Business Identification Number (NVID): NV20212136586
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	☒ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ____ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☒ Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☒ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: ____
	☐ Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: ____ Jurisdiction of formation: ____ Changes to takes the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) ____ * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 1/1/2019

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: 07/22/2021 Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☐ Articles have been deleted. ☒ Other. The articles have been amended as follows: (provide article numbers, if available) Preamble, Articles II, III, IV, V, VI, VII (attach additional page(s) if necessary)
6. Signature: (Required)	X [signature] Signature of Officer or Authorized Signer — Chief Executive Officer, Title X ____________________ Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 1/1/2019

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

LA ROSA HOLDINGS CORP.

A Nevada Corporation

La Rosa Holdings Corp, (the “Corporation”), a corporation incorporated under the laws of the state of Nevada, hereby amends and restates its Articles of Incorporation, as amended, to embody in one document its original articles thereto, pursuant to Sections 78.390 and 78.403 of the Nevada Revised Statutes.

The Amended and Restated Articles of Incorporation were approved and adopted by the board of directors of the Corporation by written consent on July 22, 2021 and by the holders of a majority of the voting power of the stockholders of the Corporation on July 22, 2021. As a result, these Amended and Restated Articles of Incorporation were authorized and adopted in accordance with the Nevada Revised Statutes.

ARTICLE I

NAME

The name of the corporation is LA ROSA HOLDINGS CORP, (the “Corporation”).

ARTICLE II

RESIDENT AGENT AND REGISTERED OFFICE

The name of the Corporation’s resident agent for service of process is VCORP Services, LLC.

ARTICLE III

CAPITAL STOCK

3.01 Authorized Capital Stock. The total number of shares of stock this Corporation is authorized to issue shall be 300 million (300,000,000) shares, par value $0.0001 per share. This stock shall be divided into two classes to be designated as “Common Stock” and “Preferred Stock”.

3.02 Common Stock. The total number of authorized shares of Common Stock shall be 250 million (250,000,000).

3.03 Preferred Stock. The total number of authorized shares of Preferred Stock shall be 50 million (50,000,000) shares. The board of directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

(b) The number of shares to constitute the class or series and the designation thereof;

(c) The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

La Rosa Holdings Corp. - Amended and Restated Articles of Incorporation	1

(d) Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

(f) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

(h) Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) Such other rights and provisions with respect to any class or series as may to the board of directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

3.04 Series X Super Voting Preferred Stock. The Corporation has designated, out of the authorized Preferred Stock, a series of Preferred Stock having the designation and number of shares and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof as set forth below:

A. Designation and Number. Of such 50 million (50,000,000) shares of Preferred Stock authorized hereby, two thousand (2,000) shares are designated as "Series X Super Voting Preferred Stock” (the “Series X Preferred Stock”).

B. Dividends. The holders of the Series X Preferred Stock shall not be entitled to receive dividends on the Series X Preferred Stock or to participate in dividends paid on the Corporation's Common Stock.

C. Liquidation Preference. The holders of the Series X Preferred Stock shall not be entitled to any liquidation preference.

D. Voting. The holders of the Series X Preferred Stock will have the shareholder voting rights as described in this Section 3.04.D. or as required by law. For so long as any shares of the Series X Preferred Stock remain issued and outstanding, the holders thereof shall have the right to vote in an amount equal to 10,000 votes per share of Series X Preferred Stock. Except as otherwise required by law, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Series X Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

La Rosa Holdings Corp. - Amended and Restated Articles of Incorporation	2

E. Conversion Rights. The holders of the shares of Series X Preferred Stock shall not have any rights hereunder to convert such shares into, or exchange such shares for, shares of any other series or class of capital stock of the Corporation or of any other person.

F. Redemption Rights. The shares of the Series X Preferred Stock shall not be subject to redemption.

G. Notices. Any notice required hereby to be given to the holders of shares of the Series X Preferred Stock shall be deemed received on the fourth Business Day after being deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation. A “Business Day” shall be defined as any day other than a Saturday, Sunday or Federal holiday.

ARTICLE IV

DIRECTORS

4.01 Number. The number of directors comprising the board of directors shall be fixed and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation, except that at no time shall there be less than one director.

ARTICLE V

PURPOSE

5.01 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Nevada Revised Statutes (“NRS”).

ARTICLE VI

DIRECTORS’ AND OFFICERS’ LIABILITY

6.01 Limitation of Liability. The individual liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the NRS, as the same may be amended and supplemented. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE VII

INDEMNITY

7.01 Indemnification. Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

La Rosa Holdings Corp. - Amended and Restated Articles of Incorporation	3

7.02 Bylaw Provisions. Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

7.03 Continuation. The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Dated: July 22, 2021	By:	/s/ Joseph La Rosa
Joseph La Rosa
Chief Executive Officer

La Rosa Holdings Corp. - Amended and Restated Articles of Incorporation	4

BARBARA K. CEGAVSKE Secretary of State KIMBERLEY PERONDI Deputy Secretary for Commercial Recordings	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE

Commercial Recordings & Notary Division
202 N. Carson Street

Carson City, NV 89701
Telephone (775) 684-5708

Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400

North Las Vegas, NV 89030

Telephone (702) 486-2880
Fax (702) 486-2888

MELISSA ZANOLETTI 1123 GRANVILLE DRIVE Newport Beach, CA 92660, USA	Work Order #: W2021073000924 July 29, 2021 Receipt Version: 1

Special Handling Instructions:	Submitter ID: 113502

Charges

Description	Fee Description	Filing Number	Filing	Filing	Qty	Price	Amount
			Date/Time	Status
Amended and Restated Articles	Fees	20211646489	7/29/2021 1:32:00 PM	Approved	1	$200.00	$200.00
Amended and Restated Articles	Expedite Fee	20211646489	7/29/2021 1:32:00 PM	Approved	1	$125.00	$125.00
Total							$325.00

Payments

Type	Description	Payment Status	Amount
Credit Card	6276590104766851003023	Success	$325.00
Total			$325.00
Credit Balance:			$0.00

MELISSA ZANOLETTI

1123 GRANVILLE DRIVE

Newport Beach, CA 92660, USA